Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Yield Optimization Securities with Contingent Protection Linked to the Common Stock of JPMorgan Chase & Co.	$4,148,698.50	$163.04
Yield Optimization Securities with Contingent Protection Linked to the Common Stock of Monsanto Company	$517,183.04	$20.33
Yield Optimization Securities with Contingent Protection Linked to the Common Stock of Schlumberger Limited	$2,049,859.56	$80.56
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Product Supplement dated August 29, 2008)

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $4,148,699 Notes linked to the common stock of JPMorgan Chase & Co. due on September 30, 2009
UBS AG $517,183 Notes linked to the common stock of Monsanto Company due on September 30, 2009
UBS AG $2,049,859 Notes linked to the common stock of Schlumberger Limited due on September 30, 2009

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under “General Terms of the Notes — Antidilution Adjustments”) for each of your Notes if the closing price of the applicable underlying stock on the final valuation date (the “final price”) is below the specified trigger price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the securities until maturity.

Features
☐	Enhanced coupon payments are made regardless of the performance of the applicable underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the final price of the applicable underlying stock is not below the trigger price on the final valuation date and you hold the Notes to maturity:
♦	If the final price of the applicable underlying stock is not below the trigger price on the final valuation date, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the applicable underlying stock at maturity.
♦	If the final price of the applicable underlying stock is below the trigger price on the final valuation date, at maturity you will receive one share of the applicable underlying stock for each of your Notes. If you receive shares of the applicable underlying stock at maturity, they may be worth less than your principal and may be worthless.

Key Dates

Trade Date	September 24, 2008
Settlement Date*	September 30, 2008
Coupon Payment Dates	December 30, 2008, March 30, 2009, June 30, 2009, September 30, 2009
Final Valuation Date**	September 24, 2009
Maturity Date**	September 30, 2009
*	We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
**	Subject to postponement in the event of a market disruption event, as described in the product supplement.

Note Offerings

These terms relate to three separate Notes we are offering. Each of the three Notes is linked to the common stock of a different company, and each of the three Notes has a different coupon rate, initial price and trigger price. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of JPMorgan Chase & Co.	12.70%	$40.50	$22.28, which is 55%of Initial Price	90264M426	US90264M4261
Common stock of Monsanto Company	10.12%	$112.48	$61.86, which is 55% of Initial Price	90264M434	US90264M4345
Common stock of Schlumberger Limited	11.32%	$86.23	$60.36, which is 70% of Initial Price	90264M442	US90264M4428

* Paid quarterly in arrears in four installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the YONCP product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the YONCP product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less than your principal and may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
JPMorgan Chase & Co.	$4,148,698.50	$40.50	$82,973.97	2.00%	$4,065,724.53	$39.69
Monsanto Company	$517,183.04	$112.48	$10,343.66	2.00%	$506,839.38	$110.23
Schlumberger Limited	$2,049,859.56	$86.23	$40,997.19	2.00%	$2,008,862.37	$84.51

*Dollar value is equal to 100% of the initial price.

**Dollar value is equal to 98% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated Septemer 24, 2008

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated August 29, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000746/v125163_690238-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to three different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated August 29, 2008, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	12 months
Coupon Payment	Paid quarterly in arrears on an unadjusted basis, regardless of the performance of the applicable underlying stock, as specified on the first page of this pricing supplement(1)
Payment at Maturity (per Note)	➢ If the final price of the applicable underlying stock is not below the trigger price on the final valuation date, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the final price of the applicable underlying stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The shares you may receive at maturity may be worth less than your principal and may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Final Price	The closing price of the applicable underlying stock on the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this pricing supplement).

♦	If the market price of the applicable underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the applicable underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

(1)	Interest calculations will be determined on a 30/360 calendar day convention.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the final price of the applicable underlying stock is not likely to be below the trigger price on the final valuation date.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the stated coupon.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the final price of the applicable underlying stock is likely to be below the trigger price on the final valuation date.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component —  Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying equity if you receive (or are deemed to receive if the cash equivalent is paid) the underlying equity.

Underlying Stocks	Coupon per Annum	Debt Component per Annum	Put Option Component per Annum
Common stock of JPMorgan Chase & Co.	12.70%	3.50%	9.20%
Common stock of Monsanto Company	10.12%	3.50%	6.62%
Common stock of Schlumberger Limited	11.32%	3.50%	7.82%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-38 for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service has recently released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-38 unless and until such time as some other treatment is more appropriate.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the final price of the applicable underlying stock is not below the trigger price on the final valuation date and the Notes are held to maturity. If the final price of the applicable underlying stock is below the trigger price on the final valuation date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the applicable underlying stock, you will generally not participate in any appreciation in the price of the applicable underlying stock. Your return on the Notes will not exceed the coupon payable on the Notes except for the situation in which (1) the final price of the applicable underlying stock is less than the applicable trigger price on the final valuation date (and, therefore, you receive shares instead of cash at maturity) and (2) the market price of the applicable underlying stock at maturity is greater than the initial price.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation unless the final price of the applicable underlying stock is below the trigger price. Moreover, you will only participate in the appreciation in these circumstances if the market price of the applicable underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the applicable underlying stock, the dividend rate on the applicable underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the applicable trigger price on the final valuation date and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable underlying stock that may be delivered for certain corporate events affecting the applicable underlying stock, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the applicable underlying stock — Following certain corporate events relating to the respective issuer of the applicable underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the applicable underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following:

Term:	12 months
Coupon per annum*:	10.00% (or $1.25 per quarterly period)
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$27.50 (55% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1.00%
*	Coupon payment will be paid in arrears in quarterly installments during the term of the Note on an unadjusted basis.
**	Dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The final price of the stock is not below the trigger price of $27.50.

Since the final price of the underlying stock is not below the trigger price of $27.50, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$55.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$55.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the stock is 31% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity:	$50.00
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$55.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the stock is a loss of 14% (including dividends).

Scenario #2: The final price of the stock is below the trigger price of $27.50.

Since the final price of the underlying stock is below the trigger price of $27.50, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $22.50 (a decline of 55%):

Value of share received:	$22.50
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$27.50
Total Return on the Notes:	-45.00%

In this example, the total return on the Notes is a loss of 45.00% while the total return on the stock is a loss of 54% (including dividends).

If the closing price of the underlying stock on the maturity date is $42.50 (a decline of 15%):

Value of share received:	$42.50
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$47.50
Total Return on the Notes:	-5.00%

In this example, the total return on the Notes is a loss of 5.00% while the total return on the stock is a loss of 14% (including dividends).

If the closing price of the underlying stock on the maturity date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	$5.00	($1.25× 4 = $5.00)
Total:	$60.00
Total Return on the Notes:	20.00%

In this example, the total return on the Notes is 20.00% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions:

Term:	12 months
Coupon per annum*:	10.00% (or $1.25 per quarterly period)
Initial price:	$50.00 per share
Trigger price:	$27.50 (55% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1.00%
*	Coupon payment will be paid in arrears in quarterly installments during the term of the Note on an unadjusted basis.
**	Dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$75.00	50.00%	51.00%	$55.00	10.00%	$80.00	60.00%
$72.50	45.00%	46.00%	$55.00	10.00%	$77.50	55.00%
$70.00	40.00%	41.00%	$55.00	10.00%	$75.00	50.00%
$67.50	35.00%	36.00%	$55.00	10.00%	$72.50	45.00%
$65.00	30.00%	31.00%	$55.00	10.00%	$70.00	40.00%
$62.50	25.00%	26.00%	$55.00	10.00%	$67.50	35.00%
$60.00	20.00%	21.00%	$55.00	10.00%	$65.00	30.00%
$57.50	15.00%	16.00%	$55.00	10.00%	$62.50	25.00%
$55.00	10.00%	11.00%	$55.00	10.00%	$60.00	20.00%
$52.50	5.00%	6.00%	$55.00	10.00%	$57.50	15.00%
$50.00	0.00%	1.00%	$55.00	10.00%	$55.00	10.00%
$47.50	-5.00%	-4.00%	$55.00	10.00%	$52.50	5.00%
$45.00	-10.00%	-9.00%	$55.00	10.00%	$50.00	0.00%
$42.50	-15.00%	-14.00%	$55.00	10.00%	$47.50	-5.00%
$40.00	-20.00%	-19.00%	$55.00	10.00%	$45.00	-10.00%
$37.50	-25.00%	-24.00%	$55.00	10.00%	$42.50	-15.00%
$35.00	-30.00%	-29.00%	$55.00	10.00%	$40.00	-20.00%
$32.50	-35.00%	-34.00%	$55.00	10.00%	$37.50	-25.00%
$30.00	-40.00%	-39.00%	$55.00	10.00%	$35.00	-30.00%
$27.50	-45.00%	-44.00%	$55.00	10.00%	$32.50	-35.00%
$25.00	-50.00%	-49.00%	n/a	n/a	$30.00	-40.00%
$22.50	-55.00%	-54.00%	n/a	n/a	$27.50	-45.00%
$20.00	-60.00%	-59.00%	n/a	n/a	$25.00	-50.00%
$17.50	-65.00%	-64.00%	n/a	n/a	$22.50	-55.00%
$15.00	-70.00%	-69.00%	n/a	n/a	$20.00	-60.00%
(1)	A trigger event does not occur if the final price of the underlying stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the underlying stock is below the trigger price.
(3)	The final stock price is as of the final valuation date, if the final price of the stock is not below the trigger price. If the final price of the stock is below the trigger price, the final stock price is as of the maturity date.
(4)	The total return at maturity on the underlying stock includes a 1% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments.
(6)	Payment will consist, in part, of underlying stock valued as of the maturity date.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and 2007. Full data is provided for the first and second calendar quarters of 2008 and partial data is provided for the third calendar quarter of 2008. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) is a financial holding company. JPMorgan's principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national bank that is the Company's credit card issuing bank. JPMorgan's principal non-banking subsidiary is J.P. Morgan Securities Inc., its United States investment banking firm. The bank and non-bank subsidiaries of JPMorgan operate nationally, as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. In May 2007, the Company acquired Xign Corporation. The business will be known as JPMorgan Xign Corporation. In January 2008, JPMorgan acquired an additional equity interest in Highbridge Capital Management, LLC. As a result, the Company owns 77.5% of Highbridge as of January 31, 2008. On May 30, 2008, the Company acquired The Bear Stearns Companies Inc. Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-5805, or its CIK code: 0001168163. JPMorgan’s website is http://www.jpm.com. JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for JPMorgan’s common stock, based on daily closing prices on the primary exchange for JPMorgan, as reported by Bloomberg. JPMorgan’s closing price on September 24, 2008 was $40.50.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$43.01	$36.55	$41.95
4/1/2004	6/30/2004	$42.26	$35.19	$38.77
7/1/2004	9/30/2004	$40.10	$35.85	$39.73
10/1/2004	12/31/2004	$40.34	$37.02	$39.01
1/3/2005	3/31/2005	$39.15	$33.77	$34.60
4/1/2005	6/30/2005	$36.26	$33.93	$35.32
7/1/2005	9/30/2005	$35.86	$33.58	$33.93
10/3/2005	12/30/2005	$40.31	$33.27	$39.69
1/3/2006	3/31/2006	$42.11	$38.05	$41.64
4/3/2006	6/30/2006	$46.65	$39.95	$42.00
7/3/2006	9/29/2006	$47.22	$40.71	$46.96
10/2/2006	12/29/2006	$48.95	$46.01	$48.30
1/3/2007	3/30/2007	$51.65	$46.70	$48.38
4/2/2007	6/29/2007	$53.20	$48.36	$48.45
7/2/2007	9/28/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/2/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.02	$34.31
7/1/2008*	9/24/2008*	$47.05*	$31.02*	$40.50*
*	As of the date of this pricing supplement available information for the third calendar quarter of 2008 includes data for the period from July 1, 2008 through September 24, 2008. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2008.

The graph below illustrates the performance of JPMorgan’s common stock from June 30, 1998 through September 24, 2008, based on information from Bloomberg. The dotted line represents the trigger price, equal to 55% of the closing price on September 24, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Monsanto Company

According to publicly available information, Monsanto Company (“Monsanto”), along with its subsidiaries, is a global provider of agricultural products for farmers. The Company’s seeds, biotechnology trait products, and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming, and produce better foods for consumers and better feed for animals. It has two segments: Seeds and Genomics and Agricultural Productivity. Through its Seeds and Genomics segment, it produces seed brands, including DEKALB, Asgrow, D&PL, Deltapine and Seminis, and it develops biotechnology traits that assist farmers in controlling insects and weeds. It also provides other seed companies with genetic material and biotechnology traits for their seed brands. Through its Agricultural Productivity segment, the Company manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity. Information filed by Monsanto with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16167, or its CIK code: 0001110783. Monsanto’s website is http://www.monsanto.com. Monsanto’s common stock is listed on the New York Stock Exchange under the ticker symbol “MON.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Monsanto’s common stock, based on daily closing prices on the primary exchange for Monsanto, as reported by Bloomberg. Monsanto’s closing price on September 24, 2008 was $112.48.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$18.34	$14.12	$18.34
4/1/2004	6/30/2004	$19.25	$15.99	$19.25
7/1/2004	9/30/2004	$18.73	$17.30	$18.21
10/1/2004	12/31/2004	$28.10	$18.37	$27.78
1/3/2005	3/31/2005	$32.25	$25.50	$32.25
4/1/2005	6/30/2005	$33.92	$28.14	$31.44
7/1/2005	9/30/2005	$33.69	$28.54	$31.38
10/3/2005	12/30/2005	$39.04	$28.45	$38.77
1/3/2006	3/31/2006	$43.99	$39.31	$42.38
4/3/2006	6/30/2006	$44.30	$38.05	$42.10
7/3/2006	9/29/2006	$48.24	$41.02	$47.01
10/2/2006	12/29/2006	$53.08	$42.99	$52.53
1/3/2007	3/30/2007	$56.48	$49.85	$54.96
4/2/2007	6/29/2007	$67.55	$57.18	$67.54
7/2/2007	9/28/2007	$85.74	$62.72	$85.74
10/1/2007	12/31/2007	$115.33	$84.24	$111.69
1/2/2008	3/31/2008	$127.25	$97.13	$111.50
4/1/2008	6/30/2008	$142.69	$110.93	$126.44
7/1/2008*	9/24/2008*	$125.12*	$99.88*	$112.48*
*	As of the date of this pricing supplement available information for the third calendar quarter of 2008 includes data for the period from July 1, 2008 through September 24, 2008. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2008.

The graph below illustrates the performance of Monsanto’s common stock from October 31, 2000 through September 24, 2008, based on information from Bloomberg. The dotted line represents the trigger price, equal to 55% of the closing price on September 24, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Schlumberger Limited

According to publicly available information, Schlumberger Limited (“Schlumberger”) is an oilfield service company supplying a range of technology services and solutions to the international petroleum industry. It consists of two business segments: Schlumberger Oilfield Services, which is an oilfield services company supplying a range of technology services and solutions to the international oil and gas industry and WesternGeco, which is an advanced surface seismic company. Schlumberger’s products and services include the evaluation and development of oil reservoirs, well construction and production consulting, and sale of software programs. It also offers storage tank and seismic monitoring services. In November 2007, the Company acquired an additional 5.5% share in Framo Engineering AS, which increased its holding to 52.75%. On December 10, 2007, the Company acquired Eastern Echo Holding plc. In May 2007, the Company acquired Insensys Oil & Gas Ltd. In 2007 the Company acquired Geosystem and TyumenPromGeofizika. Information filed by Schlumberger with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-4601, or its CIK code: 0000087347. Schlumberger’s website is http://www.slb.com. Schlumberger’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Schlumberger’s common stock, based on daily closing prices on the primary exchange for Schlumberger, as reported by Bloomberg. Schlumberger’s closing price on September 24, 2008 was $86.23.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$33.24	$26.35	$31.93
4/1/2004	6/30/2004	$32.08	$27.73	$31.76
7/1/2004	9/30/2004	$33.83	$29.46	$33.66
10/1/2004	12/31/2004	$34.63	$30.61	$33.48
1/3/2005	3/31/2005	$39.00	$31.74	$35.24
4/1/2005	6/30/2005	$39.09	$32.58	$37.97
7/1/2005	9/30/2005	$43.62	$37.91	$42.19
10/3/2005	12/30/2005	$51.44	$39.24	$48.58
1/3/2006	3/31/2006	$65.33	$52.10	$63.29
4/3/2006	6/30/2006	$73.37	$54.51	$65.11
7/3/2006	9/29/2006	$68.07	$54.73	$62.03
10/2/2006	12/29/2006	$68.92	$57.46	$63.16
1/3/2007	3/30/2007	$70.67	$56.52	$69.10
4/2/2007	6/29/2007	$89.20	$71.39	$84.94
7/2/2007	9/28/2007	$107.27	$85.84	$105.00
10/1/2007	12/31/2007	$112.09	$89.17	$98.37
1/2/2008	3/31/2008	$102.31	$74.86	$87.00
4/1/2008	6/30/2008	$108.42	$89.62	$107.43
7/1/2008*	9/24/2008*	$109.86*	$80.90*	$86.23*
*	As of the date of this pricing supplement available information for the third calendar quarter of 2008 includes data for the period from July 1, 2008 through September 24, 2008. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2008.

The graph below illustrates the performance of Schlumberger’s common stock from June 30, 1998 through September 24, 2008, based on information from Bloomberg. The dotted line represents the trigger price, equal to 70% of the closing price on September 24, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	360,426	352,802
Total Debt	360,426	352,802
Minority Interest(2)	8,010	7,841
Shareholders’ equity	44,283	43,346
Total capitalization	412,719	403,989
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.97885 (the exchange rate in effect as of June 30, 2008).

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon per Annum” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 4 of this pricing supplement.“Debt Sale Amount” is equal to Bond Value x Initial Price.

“Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price — Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 4 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

(1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
(2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price — Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

(1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.

(2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:
♦	(Debt Sale Amount - Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.